EXHIBIT 10.1
                       EXTENSION OF PROMISSORY NOTE

$16,700.00                                            Santa Ana, California
                                                               May 18, 2001

     THE UNDERSIGNED promises to pay to the order of Mezzanine Capital Ltd. at 1516 Brookhollow Drive, Suite D, Santa Ana, CA 92705, or at such other place as the holder hereof may designate in writing, the sum of sixteen thousand seven hundred dollars ($16,700.00), with interest thereon at the rate of 10% per annum from the date of the original promissory note, May 18, 2000. Principal and interest shall be due and payable one year from the date hereof. This note shall replace the promissory note for these funds originally due on May 18, 2001.

     Prepayment of this note may be made at any time without penalty.

     In the event of commencement of suit to enforce payment of this note, the undersigned agrees to pay such additional sum as attorney's fees as the court may adjudge reasonable.

                                   Whitelight Technologies, Inc.

                                   By: /s/ Eric Bronk
                                       Eric Bronk, President